SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              File No. 333-121873
                                 Amendment No. 1
                                       to


                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               CTD HOLDINGS, INC.
        (Exact name of small business issuer as specified in its charter)

          Florida                         [2869]                  59-3029743
(State or other jurisdiction     (Primary and Industrial       (I.R.S. Employer
of incorporation or organization  classification code number Identification No.)

           27317 N.W. 78th Avenue, High Springs FL 32643 (386)454-0887
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

C.E. Rick Strattan, 27317 N.W. 78th Avenue, High Springs FL 32643 (386)454-0887
     (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                       Bruce Brashear, Brashear & Assoc., P.L.
            926 N.W. 13th Street, Gainesville FL 32601 (352) 336-0800

  Approximate date of proposed sale to public: As soon as applicable after this registration statement becomes effective.

     If any of these securities being registered on this Form are to be Offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ x ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each     Amount to be    Proposed Max    Proposed Max    Amount of
Class of          Registered      Offering        Aggregate       Registration
Securities to                     Price Per       Offering        Fee
be Registered                     Unit (1)        Price (1)

Common Stock      10,000,000      $0.065          $650,000        $82.35

(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement Shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement as contained herein relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             PRELIMINARY PROSPECTUS

                              SUBJECT TO COMPLETION

                               CTD HOLDINGS, INC.
                            10,000,000 COMMON SHARES

                                $______ PER SHARE

     CTD Holdings, Inc.("We" "Us" or the Company) is a Florida corporation founded in 1990.

     We are offering these shares through the Company without the use of professional underwriter. We will not pay commissions on sale of the shares.

    The shares are being registered as a shelf registration for future acquisition purposes and to provide services and materials for the Company's operations.

    Our stock (symbol: CTDH) is traded on the Over-the-Counter Bulletin Board ("OTCBB") maintained by NASD.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.


     The date of this prospectus is February __, 2005.

PART I  - PROSPECTUS INFORMATION
                                                                            PAGE

Front Cover Page of Prospectus

Inside Front and Outside Back Cover Pages of Prospectus

Prospectus Summary.....................................................        2

Risk Factors...........................................................        3

Use of Proceeds........................................................        4

Capitalization.........................................................        5

Determination of Offering Price........................................      n/a

Dividend Policy........................................................       20

Dilution...............................................................      n/a

Selling Securities Holders.............................................      n/a

Plan of Distribution...................................................        5

Legal Proceedings......................................................        6

Directors, Executive Officers, Promoters, and Control Persons..........        6

Security Ownership of Management and Certain Beneficial Owners.........        8

Description of Securities..............................................        8

Interest in Named Experts and Counsel..................................        9

Organization Within the Last Five Years................................      n/a

Description of Business................................................       10

Management's Discussion and Analysis of Financial Condition and
                Plan of Operation.....................................        16

Description of Property...............................................        19

Certain Relationships and Related Transactions........................        19

Market For Common Equity and Related Stock Matters....................        20

Executive Compensation................................................         7

Financial Statements..................................................       F-1

Changes In and Disagreements With Accountants on Accounting

   And Financial Disclosure............................................       20

Disclosure of Commission Position of Indemnification for Securities
 Act Liabilities.......................................................        9

Other Expenses of Issuance and Distribution............................       21

Indemnification of Directors and Officers..............................       21

Recent Sales of Unregistered Securities................................       21

Undertakings............................................................      24

Exhibits and Signatures................................................       22

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR IN DOCUMENTS REFERRED TO IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE INVESTING IN OUR SECURITIES, INCLUDING THE "RISK FACTORS", "BUSINESS" AND SELECTED FINANCIAL DATA" SECTIONS.

                               CTD Holdings, Inc.

     The Company is a Florida corporation founded in 1990. The shares are being registered as a shelf registration for future acquisition purposes and to provide services and materials for the Company's operations.

                               SUMMARY OF OFFERING


Common stock outstanding prior
  to this offering...                          10,956,517


Securities offered by us
   in this offering...                         10,000,000 shares of common stock


Common stock to be issued and outstanding
   after this offering....                     20,956,517 shares of common stock


Use of proceeds.....                           Acquisitions, services
                                                   and equipment

Trading symbol....                             OCTBB:  CTDH


                             Summary Financial Data

This summary is derived from financial statements appearing elsewhere in this prospectus and should be read in conjunction with them and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                       Year ended December 31,
                                                           2003        2002         2001 (a)   2000 (a)    1999
                                                           -----------------------------------------------------
Statement of Operations  Data:

Total revenues                                             394,532    522,372      289,425     347,201    566,961
Total expenses                                             354,756    355,943      348,571     467,931    478,422
Income tax benefit (expense)                               225,000         -            -     (195,000)   (20,000)
Net income (loss)                                          271,749    165,580      (56,541)   (313,426)    69,407
Loss and asset impairment from discontinued operations          -          -       (57,341)   (197,402)        -

Net income (loss)                                          271,749    165,580     (113,882)   (510,828)    69,407

Net income (loss) per share (Basic)                           0.05       0.03        (0.02)      (0.14)      0.05

Weighted average common shares                           5,004,919  4,791,220     4,388,922  3,702,203  1,539,377


Balance Sheet Data:

Cash and cash equivalents                                    7,757     46,244        8,190      16,690     73,425
Current assets                                             245,962    146,672       77,676      98,266    226,116
Total assets                                               839,738    489,771      468,211     551,783    766,745
Current liabilities                                         75,732     32,071      180,220     227,016    105,930
Long-term liabilities                                      220,970    261,413      257,284     236,255    194,275
Total stockholders' equity                                 543,036    196,287       30,707      88,512    466,540

No cash dividends have been declared or paid

(a) During 2001, the Company discontinued its mushroom growing operation. For 2000 and 2001, the loss from this segment and the loss on impairment of related assets is shown separately under loss from discontinued operations.

                                                                   Quarter ended (unaudited),
                                    ---------------------------------------------------------------------------
                                       September 30,                    June 30,                March 31,
                                  2004      2003      2002     2004       2003      2002      2004       2003        2002
                                 --------------------------  ----------------------------- -------------------------------
Statement of Operations Data:

Total revenues                  134,116    85,516   136,711   120,250    89,482    130,995   133,179     50,547     195,849
Total expenses                  145,113    59,020    63,010   111,090    69,822     89,431   162,260     64,062     106,941
Gain (loss) on sport
  memorabilia collection         14,714       -          -   (311,250)       -          -         -          -           -
Income (loss) from
  continuing operations          11,296    27,642    88,484  (299,656)   20,616     52,672   (27,362)    (11,414)    53,605

Net income (loss) per share
  (Basic)                          0.01      0.01      0.02     (0.01)     0.01       0.01     (0.01)      (0.01)      0.01

Weighted average common share 7,519,468 4,791,220 4,791,220 7,173,648 4,791,220  4,791,220  5,798,912  4,791,220  4,791,220


                                  RISK FACTORS

We May Not Continue to be Profitable.

     While we have reported profits in 2002 and 2003, we expect to report a loss for 2004. The Company has incurred losses in the past and may in the future. There can be no assurance that the Company can sustain profitable operations.

Limited Market for Securities of the Company.

     Our shares are traded on the over-the-counter market, but as the result of relatively few shareholders, there have been long periods during which the market for the Company's shares has not been active. There is, therefore, no assurance that the shares offered herein may be readily sold at the price for which they were acquired.

We Do Not Expect to Pay Dividends.

     We have never paid any cash dividends on our common stock, and we do not intend to pay any in the foreseeable future.

Low-Priced ("Penny") Stocks Are Often Difficult to Sell.

     The SEC defines a "penny stock" generally as any equity security with a market price less than $5.00 per share. Our shares have been below $5.00 per share since 1995. The shares may become subject to Rule 15g-9 under the Exchange Act. That rule imposes requirements on broker-dealers that sell "penny stocks" to persons other than established customers and institutional accredited investors. A broker-dealer must make a special suitability determination and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule, if applied to us, would affect the ability of broker-dealers to sell our shares and would affect the ability of holders to sell our shares in the secondary market. There is no liquidity in our shares now, but if a public market arose and we became subject to the penny stock rules, the market liquidity could be adversely affected.

There are many shares in the hands of current shareholders which are available for sale in the future which might depress the price of your shares.


     Sales of substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of our Unsecured convertible notes) in the public market, if any, after this offering or the prospect of such sales could adversely affect the market price of your common stock and may have a material adverse effect on our ability to raise capital to fund our operations. Upon completion of this offering, assuming all shares are sold, we will have 20,956,517 shares of common stock outstanding. The 10,000,000 shares sold in the offering will be freely tradeable under the Securities Act, except for any shares held by our "affiliates." Affiliates' shares will be subject to the limitations of Rule 144. The remaining shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with Rule 144 or Regulation S. The officers and directors, who together hold 1,909,266 common shares and rights to purchase an additional 0 shares, of which 0 can be acquired within the next 60 days. We are unable to predict the effect that sales made under Rule 144 may have on any market price for our shares should one develop. It is likely that market sales of large amounts of our shares after this offering, if a market for the shares develops, would depress the price of the stock.

     We do not know if we will be able to operate profitably following any acquisition. The shares registered hereunder will be used primarily to acquire other businesses. The first business identified is Cyclolab in Hungary. While there is no assurance that we can acquire Cyclolab, there is also no assurance that Cyclolab (or any other acquisition) could be operated profitably or that any acquired business would not adversely affect our operations.

WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents referred to in this prospectus contain "forward-looking statements."

     Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements may include statements regarding:

     - our growth plans, including our plans to acquire an operating business entities;

     - the possible effect of inflation and other economic changes on our costs, and profitability, including the possible effect of future changes in operating costs and capital expenditures;

     - our expectations regarding competition

         For a discussion of the risks, uncertainties, and assumptions that could affect our future events, developments or results, you should carefully Review "Risk Factors". In light of these risks, uncertainties and assumptions, The future events, developments or results described by our forward-looking statements in this prospectus or in the documents referred in this prospectus could turn to be materially different from those we discuss or imply. We have no obligation to publicly update or revise our forward-looking statements after the date on the front cover of this prospectus and you should not expect us to do so.

USE OF PROCEEDS

     The shares registered hereby will be used to acquire other businesses, to pay for services or equipment be provided to the Company. No such services or equipment have been identified. The Company has identified an initial acquisition, CYCLOLAB, LTD., a Hungarian business specializing in cyclodextrin research and development. CYCLOLAB, LTD., is located at Budapest, Illatos ut 7, Hungary. There is no assurance that an agreement to acquire CYCLOLAB, LTD. can be reached.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2003.

                                                December 31, 2003
                                               -------------------
Long term liabilities                              $  220,970
Stockholders' equity                                      580
Common stock, $ 0.0001 par value, authorized
100,000,000, issued - 5,791,220
Additional paid-in capital                         $2,029,398
Accumulated Deficit                               ($1,486,942)

Total stockholders' equity                         $  543,036

Total Capitalization                               $  764,006
                                                      =======


PLAN OF DISTRIBUTION

     This is a self-underwritten  offering.

     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify Mr. Strattan and any directors against specified liabilities including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, we have advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     We have advised Mr. Strattan that while he is engaged in a distribution of the shares included in this prospectus he is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes Mr. Strattan, any directors, officers, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize The price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

LEGAL PROCEEDINGS

     The Company is currently not a party to any pending legal proceedings and no such action by, or to the best of its knowledge, against the Company has been threatened. The Company has been basically inactive from inception through to the date of this registration statement.

DIRECTORS

     Two (2) directors, constituting the entire Board of Directors, serve until thenext Annual Meeting of shareholders, or until a successor shall be elected and shall qualify:

                                                               Year First Became

Name                    Age       Principal Occupation               Director

C.E. Rick Strattan      58        President, CEO and Chairman         1990

George L. Fails         59        Operations Manager                  2001

     C.E. Rick Strattan has been President, CEO and Chairman since its 1990 start-up. Mr. Strattan served as treasurer of the Company from August, 1990, to May, 1995. From November 1987 through July 1992, Mr. Strattan was with
Pharmatec,  Inc.,  where  he  served  as  Director  of  Marketing  and  Business
Development for CDs. Mr. Strattan was responsible for CD sales and related business development efforts. From November, 1985 through May, 1987, Mr. Strattan served as Chief Technical Officer for Boots-Celltech Diagnostics, Inc. He also served as Product Sales Manager for American Bio-Science Laboratories, a Division of American Hospital Supply Corporation. Mr. Strattan is a graduate of the University of Florida receiving a B.S. degree in chemistry and mathematics, and has also received an MS degree in Pharmacology, and an MBA degree in Marketing/Computer Information Sciences, from the same institution. Mr. Strattan has written and published numerous articles and a book chapter on the subject of Cyclodextrins.

George L. Fails, Operations Manager CTD, Inc. since 2000. Mr. Fails currently serves as Operations Manager for CTD, Inc. Prior to joining the Company, Mr. Fails served as a Detective Sergeant with the Veterans Administration Hospital in Gainesville, Florida, with special duties as a Predator Officer with the US Marshall's Service. From 1965 until his retirement in 1986, Mr. Fails served with the US Army Special Forces, including several tours in Viet Nam, Salvador, and Angola. Mr. Fails also served two years with a United States intelligence arm. Mr. Fails received his BA from the University of the Philippines, and has also received degrees from 43 Military schools, as well as the Federal police Academy in Little Rock, Arkansas.

     Directors, including directors also serving the Company in another capacity and receiving separate compensation therefore shall be entitled to receive from the Company as compensation for their services as directors such reasonable compensation as the board may from time to time determine, and shall also be entitled to reimbursements for any reasonable expenses incurred in attending meetings of directors. To date, the Board of Directors has received no compensation, and no attendance fees have been paid.

                           SUMMARY COMPENSATION TABLE
           (three fiscal years ended December 31,2001, 2002 and 2003)

                                     Annual                     Long Term
                                   Compensation               Compensation
--------------------------------------------------------------------------
                         Year    Salary   Bonus  Compensation Compensation

Name and Principal
Position

C.E. Rick Strattan       2003    $ 22,977    -0-     $50,000   $  -0-(1)
President, CEO           2002    $ 33,346    -0-        -0-    $  -0-
Chairman                 2001    $    835    -0-        -0-    $ 59,687(2)

George L. Fails          2003    $ 20,836    -0-        -0-    $  -0-
Operations Manager       2002    $ 20,000    -0-        -0-    $  -0-
                         2001    $ 20,000    -0-        -0-    $  -0-


   (1)Reflects grants of 1,000,000 shares
   (2)Reflects grants of 800,000 shares


     On October 14, 2003, the Company entered into a one-year Employment Agreement with C.E. Rick Strattan, the Company's president, with an annual salary of $36,000 and $5,000 per month in restricted common shares of the Company based on the closing value of the Company's shares on the last day of the month in which the shares are awarded. No shares were awarded under the Employment Agreement in 2003. As of September 30, 2004, 502,318 shares have been awarded pursuant to the Employment Agreement.

     Effective January 1, 2004, the Company entered into a one-year Employment Agreement with George L. Fails to serve as Operations Manager. Mr. Fails is compensated $1,900 monthly, plus $1,000 per month in restricted common shares of the Company, based on 80% of the closing value of the Company's shares on the last day of the month in which the shares are awarded. As of September 30, 2004, 100,464 shares have been awarded pursuant to the Employment Agreement.




     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (hereinafter referred to as the "Commission") initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership, of Common Stock and other equity securities of the Company on Forms 3, 4, and 5, respectively. executive officers, directors and greater than 10% shareholders are required by commission regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, all officers and directors comprising all of the Company's executive officers, directors and greater than 10% beneficial owners of its common stock, will comply with Section 16(a) filing requirements applicable to them before the end of the Company's current fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of                      Amount and Nature of      Percentage    Percentage
Beneficial Owner             Beneficial Ownership       Common        Preferred

C.E. Rick Strattan            1,707,344 Common            15.58%
                             1 Series A Preferred                         100%

George L. Fails                 201,922 Common             1.84%            0%

Aspatuck Holdings, Ltd.      3,500,000 Common             31.94%            0%

All officers and directors   1,909,266 Common             17.43%
as a group (two persons)     1 Series A Preferred                         100%




DESCRIPTION OF SECURITIES

Common Stock


     The Company is authorized to issue 100,000,000 shares of Class A common stock, par value $.0001 of which 10,956,517 shares are issued and outstanding as of the date hereof. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.


Preferred Shares

     The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share.

     The Company's Articles of Corporation authorized our Board of Directors to create and issue up to 5,000,000 shares of preferred stock in one or more series with such limitations and restrictions as to preferences, conversion rights, voting rights and other rights as may be determined in the sole discretion of the Board of Directors, with no further authorization by shareholders required for the creation and issuance of the preferred stock.

The Series A Preferred Stock

     One share of preferred stock as Series A Preferred Stock has been issued to Mr. Strattan. The designations, rights and preferences of the Series A Preferred Stock include:

       * the stated value of the share is equal to its par value of $0.001;
       *    the share does not pay any dividends,
       * the share is likewise not entitled to any dividend rights in the future;
       * in the case of a liquidation or winding up of CTD Holdings, the holder of the share of Series A Preferred Stock is entitled to a liquidation preference of $0.001 per share;
       * the share is not redeemable by us without the consent of the holder;
       * the share is convertible into shares of our common stock at our sole option based upon a conversion ratio to be determined by CTD Holdings and the holder at the time of conversion; and
       * the share votes together with the holders of the common stock on all matters submitted to a vote of our shareholders, with the share of Series A Preferred Stock being entitled to one vote more than one-half of all votes entitled to be cast by all holders of voting capital stock of CTD Holding on any matter submitted to our shareholders so as to ensure that the votes entitled to be cast by the holder of the Series A Preferred Stock are equal to at least 51% of the total of all votes entitled to be cast by our shareholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

     There are no experts, professional advisers, or attorneys who have an interest in the Company.

DISCLOSURE  OF  COMMISSION   POSITION  OF  INDEMNIFICATION  FOR  SECURITIES  ACT
  LIABILITIES

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Florida law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

                                   THE COMPANY

INTRODUCTION

     Cyclodextrins are molecules that bring together oil and water and havepotential applications anywhere oil and water must be used together. Successfulapplications have been made in the areas of agriculture, analytical chemistry, biotechnology, cosmetics, diagnostics, electronics, foodstuffs, pharmaceuticals and toxic waste treatment. Stabilization of food flavors and fragrances is the largest current worldwide market for CD applications. The Company and others have developed CD-based applications in stabilization of flavors for food products; elimination of undesirable tastes and odors; preparation of antifungal complexes for foods and toiletries; stabilization of fragrances and dyes; reduction of foaming in foods; cosmetics and toiletries; and the improvement of quality, stability and storability of foods.

     CDs can improve the solubility and stability of a wide range of drugs. Many promising drug compounds are unusable or have serious side effects because they are either too unstable or too insoluble in water. Strategies for administering currently approved compounds involve injection of formulations requiring pH adjustment and/or the use of organic solvents. The result is frequently painful, irritating, or damaging. These side effects can be ameliorated by CDs. CDs also have many potential uses in drug delivery for topical applications to the eyes and skin.

     We  believe  that  the   application   of  CDs  in  both  OTC  and  ethical
ophthalmicproducts provides the greatest opportunity for the successful and timelyintroduction of CD containing preparations for topical drug use.

     We provide consulting services for the commercial development of new products containing CDs. Our revenues are derived from consulting, the distribution of CDs, the manufacturing of selected CD complexes, and sales of its own manufactured and licensed products containing CDs.

       CD Product Background

     CDs are donut shaped circles of glucose (sugar) molecules. CDs are formed naturally by the action of bacterial enzymes on starch. They were first noticed and isolated in 1891 by a French scientist, Villiers, as he studied rotting potatoes. The bacterial enzyme naturally creates a mixture of at least three different CDs depending on how many glucose units are included in the molecular circle; six glucose units yield Alpha CD ("ACD"); seven units, beta CD ("BCD"); eight units, gamma CD ("GCD"). The more glucose units in the circle, the bigger the circle, or donut. The inside of this "donut" provides an excellent resting place for "oily" molecules while the outside of the donut is significantly compatible with water enabling clear stable solutions of CDs to exist in aqueous environments even when an "oily" molecule is carried within the donut hole. The net result is a molecular carrier that comes in small, medium, and large sizes with the ability to transport and deliver "oily" materials using water as the primary vehicle.

     CDs are manufactured in large quantities by mixing appropriate enzymes with starch solutions, thereby reproducing the natural process. ACD, BCD and GCD can be manufactured by an entirely natural process and therefore are considered to be natural products. Additional processing is required to isolate and separate the CDs. The purified ACD, BCD, and GCD are referred to collectively as natural CDs (NCDs).

     The chemical groups on each glucose unit in a CD molecule provide chemists with ways to modify the properties of the CDs, i.e. to make them more water soluble or less water soluble, thereby making them better carriers for a specific chemical. The CDs that result from chemical modifications are no longer considered "natural" and are referred to as chemically modified CDs ("CMCDs"). Since the property modifications achieved are often so advantageous to a specific application, the Company does not believe the loss of the "natural" product categorization will prevent its ultimate commercial use. It does, however, create a greater regulatory burden.

     Our strategy is to sell CDs and to introduce products with little or no regulatory burden in order to minimize product expenses and create profitable revenue.

     We currently sell our products for use in the pharmaceutical, food and industrial chemical industries.

CD Market

     The food additive industry has been experimenting with CDs for many years. Now that commercial supply of these materials can be assured and regulatory approval is in place, the Company believes that the food additive industry will continue to increase its use of CDs.

     CDs have been used in a variety of food products in Japan for over 25 years. In 1999 the economic impact of CD's on the Japanese economy was reported to be $2.6 billion. Within the last five years, more European countries have approved the use of CDs in food products. In the United States, major starch companies are renewing their earlier interest in CDs as food additives. Oral arguments for regulatory approval by the United States Food and Drug Administration ("FDA") have been accepted. As of November 3, 1997, BCD use as a food additive in 10 categories of food products was confirmed to be generally recognized as safe (GRAS).

     Applications of CDs in personal products and for industrial uses have appeared in many patents and patent applications. Procter & Gamble uses CDs in Bounce(R), a popular fabric softener and Febreze(R). Avon uses CDs in its dermal preparations using its Age Protective System APS(R). These uses will grow as the price of the manufactured CDs decrease or are perceived as acceptable in view of the value added to the products. In 2001 Janssen Pharmaceutica, a subsidiary of Johnson & Johnson received approval to market Sporanox(r), an oral and injectable formulation containing hydroxypropyl BCD.

     In Japan at least twelve pharmaceutical preparations are now marketed which contain CDs. The CDs permit the use of all routes of administration. Ease of delivery and improved bioavailability of such well-known drugs as nitroglycerin, dexamethasone, PGE(1&2), and cephalosporin permit these "old" drugs to command new market share and sometimes new patent lives. Because of the value added, the dollar value of the worldwide market for products containing CDs and for complexes of CDs can be 100 times that of the CD itself.

CD Products

     Our CD products include Trappsol(R), Aquaplex(R), and AP(TM)-Flavor product lines. The Trappsol product line consists of approximately 200 different varieties of CDs and the Aquaplex product line includes more than 60 different complexes of active ingredients with various CDs. In addition to these product lines, the Company introduced Garlessence(R) in the fourth quarter of 1995. Garlessence is the first ingestible product containing CDs to be marketed in the U.S. The Company also provides consulting services, research coordination, and the use of CD Infobase(TM), a comprehensive database of CD related information. The Company has protected its service and trade marks by registering them with the U.S. Patent and Trademark office. The following trademarks have been approved and are in use: Trappsol(R), and Aquaplex (R). These properties add to the intangible asset value of the Company. Since 2000, our Web Site at http://www.cyclodex.com, a major tangible asset has grown to be a leading Cyclodextrin information site on the Internet.

     CTD purchases CD's from commercial manufacturers around the world including: Wacker Chemie - Munich, Germany; Nihon Shokuhin Kako - Tokyo, Japan; Roquette Freres - Le Strem, France; Cerestar Inc. - Hammond IN, USA. At the end of 2002, CTD became the exclusive distributor in North America of the CD products manufactured by Cyclolab R&D Labs in Budapest, Hungary. The Company does not manufacture cyclodextrins.

     We have introduced many new products into our basic line of CDs and CD complexes--liquid preparations of CDs; relatively unprocessed, less expensive mixtures of the natural CDs; naturally modified CDs (glucosyl and maltosyl); and finally, excess production of custom complexes when those items are not proprietary or restricted by the customer.

Business Strategy

     Our strategy has been and will continue to be to generate profitable revenue through sales of CD related goods and services.

     From inception through the current year, sales of CDs and CD derivatives have been sufficient to provide the necessary operational profitability to sustain the Company. Since these materials were simply purchased and resold, they had the least value-added attributes.

     Presently, sales of CD complexes represent a majority of the Company's product sales revenues. Transition to the more value-added complexes continues and is desirable for increased profitability since higher margins can be maintained for these products. While the bulk price of commercialized CD's has gone down, it appears that our strategy of expanding the CD product line has compensated for the necessary competitive price reductions. We have doubled our list of major customers from 3 to 6 thereby reducing our dependency on sales to a very small core of repeat purchases.

     We intend to increase our business development efforts in the food additive and personal products industries while continuing to build on our successes in the pharmaceutical industry.

     Business development on behalf of the Company's clients will include the following: (i) negotiation of rights and/or licenses to CD-related inventions;
(ii) consultation with manufacturers to establish customized manufacturing specifications; (iii) patentability assessments and strategic planning of patent activities; (iv) trade secret strategies; (v) regulatory interface; and (vi) strategic marketing planning.

     The Company believes its competitive advantage lies in its experience and know how in the use and application of CDs, areas in which it believes it has few equals.

     In addition to its licensing efforts, the Company intends to coordinate research studies in which it will retain a portion of the rights created as a result of the research work supported.

     Assuming the availability of funds, the Company will negotiate licensing rights to its own selected inventions. Because of its comprehensive technical and patent database for CD-related inventions, the Company believes it is uniquely positioned to take advantage of constantly evolving licensing situations.

Marketing Plan

     We believe that the failure of businesses to exchange information about CD molecules has hindered a more rapid commercialization of CDs as safe excipients. We believe that our philosophy of partnering and sharing will act as a catalyst to create momentum overcoming the inertia created by the previous conservatism and secrecy.

     Our sales have always been direct, volatile and driven by the acceptance of CD's as beneficial excipients. Arrangements with large laboratory supply companies and several diagnostic companies have provided a strong sales base, that continues to diversify.

     The Company has taken advantage of the propensity of researchers to use the Internet to gather information about new products by establishing a WEB Page and "site" on the world-wide web and obtaining a unique and descriptive domain name:
"cyclodex.com".

     We intend to work with clients in countries whose current regulatory views include CDs as natural products acting as excipients to introduce beneficial pharmaceuticals improved by CDs.

     Along with the new products themselves, the Company has created a licensable mark that may be used by other manufacturers wishing to take advantage of the improved aqueous delivery afforded by Trappsol CDs.

     We intend to generate additional revenue through obtaining rights to certain patents that we will sublicense to appropriate organizations or that we will use to develop our own proprietary products. Revenue would then be expected to result from sub-licensing royalties, sales of CD complexes to be used in the newly developed pharmaceuticals, and finally from the sales of the products to end-users.

     Assuming an ongoing successful process of development, approval and adoption of CDs and CMCDs for pharmaceutical applications, the Company's objective is to initiate dialogue and be well prepared for partnerships with major food companies. Price is a primary concern in this market, but unlike pharmaceuticals where FDA permission for clinical testing may be obtained before actual FDA product approval, food companies cannot feed experimental formulations to test panels of consumers until the ingredients, i.e., the CDs, receive approval for human consumption. Therefore, the Company will work with the food companies and key university food research groups to initially evaluate non-taste applications. These questions will initially be explored using NCDs since commercial adoption will depend heavily upon the price of the CD selected and NCDs will always be the least expensive. The benefits derived from the use of CDs with expensive ingredients (e.g., flavors, fragrances)have already become accepted commercial uses for CMCDs (chemically modified CDs) and (naturally modified CD's) NMCDs.

Competition

     The Company is currently a leading consultant in determining manufacturing standards and costs for CDs and CMCDs. However, there will always exist the potential for competition in this area since no patent protection can be comprehensive and forever exclusive. Nevertheless, there is a perceived barrier to entry into the CD industry because of the lack of general experience with CD complexation procedures. The Company has established a strong business relationship with one of the experts in this field -- Cyclolab in Hungary -- and has utilized the services and expertise of this laboratory. The Company believes this relationship provides a significant marketing lead time, and combined with a strong marketing presence, will give the Company a two to three year lead time advantage over its competitors.

     In 2002 we became the exclusive North American distributor of the CD products manufactured by Cyclolab. We intend to form additional business relationships with Cyclolab in Hungary by creating a Cyclolab-USA laboratory facility and thereby strengthen our competitive advantage. Discussions between the principals of Cyclolab and CTD have been ongoing for more than 5 years. Potential relationships which have been discussed include joint venture arrangements, the Company's outright acquisition of Cyclolab and the employment of Cyclolab personnel to create Cyclolab-USA. There is no assurance that the Company will be able to reach a formal business relationship with Cyclolab.

Government Regulation

     Under the Federal Food, Drug and Cosmetic Act ("Food and Drug Act"), the Food and Drug Administration ("FDA") is given comprehensive authority to regulate the development, production, distribution, labeling and promotion of food and drugs. The FDA's authority includes the regulation of the labeling and purity of the Company's food and drug products. In the event the FDA believes that any company is not in compliance with the law, the FDA can institute proceedings to detain or seize products, enjoin future violations or assess civil and/or criminal penalties against that Company.

     The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic drug products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted.

     Under present FDA regulations, FDA defines drugs as "articles intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in man." The Company's product development strategy is at first to introduce products that will not be regulated by the FDA as drugs because all of its ingredients are natural products or are generally regarded as safe (GRAS) by the FDA. The Company is continually updated by counsel as to changes in FDA regulations that might affect the use of and claims for these products. There is no assurance that the FDA will not take the position that the Company's food and nutritional supplement products are subject to requirements relating to drug development and sale. The effect of such determination could be to limit or prohibit distribution of such products.

Employees

     The Company employed three persons on a full time basis. None of the Company's employees belong to a union. The Company believes relations with its employees are good.

Management's  Discussion  and  Analysis of Financial  Discussion  and Results of
     Operations


Liquidity  and Capital  Resources


September 30, 2004

     Our cash and short-term investments increased to $141,000 as of September 30, 2004 compared to $8,000 as of December 31, 2003. This increase was primarily due to a decrease in accounts receivable and increases in product sales and proceeds from the sales of sports memorabilia.

     As of September 30, 2004, we had a working capital deficit of ($759) compared to working capital surplus of $170,000 at December 31, 2003. Our working capital continues to be negatively impacted by the call option liability of more than $200,000 on our recently acquired sports memorabilia collection. The call option expires in the first quarter of 2005 unless it is settled before it expires by the option holder. Absent the call option liability, our working capital would be more than $204,000. Inventory has decreased $22,000 since December 31, 2003, to $57,000 which is a level sufficient for normal operations.

     Our cash flow from operations through September 30, 2004 was approximately $223,000 compared to $85,000 through September 30, 2003. This increase is due primarily to increased revenues in 2004 through September.

     Controlling cash expenses continues to be management's primary fiscal tool. However, growth requires increased expenditures and we feel that it is appropriate during the current growth stage to engage consultants that can help the Company in financial areas outside its expertise, accepting that these fees will act to reduce profitability. We are working hard to increase revenues to balance these new expenses, but cannot be sure that such effort will be enough in the short term to sustain financial performance like that of the recent past. Our cash SG&A expenses for 2004, as a percentage of sales, have decreased from 2003 amounts.

     In April 2004, we entered into a one-year consulting agreement as part of a package designed to create additional cash flow. We acquired a collection of sports memorabilia from our majority stockholder and President for 1,029,412 shares of common stock. While we received a $400,000 appraisal on the collection, we recorded this asset for $106,000, which represents our majority stockholder's cost basis. We also engaged a consultant to liquidate that collection for not less than 75% of its book value. The consultant was issued 250,627 share of common stock valued at $100,250, which we expensed. We agreed to an option whereby the consultant may acquire the entire collection for $200,000. We recorded the fair value of this option ($205,000) as a liability and a charge to operations.

     During 2003, we began improvements and renovations of our corporate office and have invested $100,000 through September 30, 2004. We are committed to a Research Park facility for the 40-acre site. The office renovations will be followed by improved security operations and modest guest facilities. Contingent on the Company's ability to financially support modest expansions that will lead to a formal site plan, we anticipate spending at least another $100,000 over the next four quarters to put the Company in a position to initiate a 5-year plan for a new Cyclodextrin Research Park.

     In May 2004, we entered into a three-month agreement with a consultant regarding capital raising and strategic options to modify the Company's capital structure in order to expedite planned acquisitions. The agreement automatically renews monthly unless cancelled by either party with 30 days notice. We paid $15,000 upon entering the agreement and will pay $3,500 per month, for each month the contract is in force, which we expensed when paid. We are required to pay the consultant 7.5% of any capital raised and 5% of any other capital transaction resulting within two years of the introduction by the consultant.

 December  31, 2003

     Our cash and cash equivalents decreased to approximately $8,000 as of December 31, 2003 compared to approximately $46,000 as of December 31, 2002. This decrease was simply a timing issue around the receipt of a large receivable payment as reflected in the $134,000 accounts receivable balance.

     As of December 31, 2003, our net working capital was approximately $170,000 compared to approximately $115,000 at the end of 2002. The improvement in working capital resulted from net income for the year and $25,000 in a current deferred tax asset.

     We refinanced our mortgage on the 40-acre property at a more favorable variable interest rate, resulting in a 3% decline in the effective rate. This change reduced interest expense and increased cash flow.


 Results of Operations


      Sales of Cyclodextrins and related manufactured complexes are historically highly volatile. In efforts to offset this volatility, we continue to expand our revenue producing activities in Cyclodextrin related research and development services for unrelated companies while expanding our line of distributed products. Our product sales are primarily to large pharmaceutical, food, and diagnostics companies for research and development purposes. To further minimize the volatility, we maintain a constant line of communication with our major customers and their related Cyclodextrin research and development departments, while monitoring closely our expenses.

 Nine Months ended September 30, 2004 and 2003

     Total product sales for the
nine months ended September 30, 2004 were $388,000 compared to $226,000 for 2003 This fluctuation is a result of our sales volatility. The gain from the sales of the sports memorabilia of approximately $13,000 contributed to improving our net income for 2004.

     Our gross profit margin of 83% for the nine months of 2004 is consistent with the 85% gross margin for the same period of 2003. During the third quarter of 2004, the Company began giving discounts to induce timely payments from one large customer. However, these discounts will not have a significant effect on our gross profit. We expect our gross profit percentage to remain in the 80% range annually. .

     Our SG&A expenses for the nine months ended September 30, 2004 were $346,000 compared to $141,000 for 2003. The substantial increase is due to increased consulting, legal, and accounting fees incurred as a result of the Company's increased merger and acquisitions activity.

      In April 2004, we acquired a collection of sports memorabilia from our majority shareholder and President. We also engaged a consultant to liquidate the collection. The consultant was issued 250,627 shares of common stock valued at $100,250, which was expensed. We also issued the consultant an option to acquire the entire collection for $200,000. We recorded the fair value of this option ($207,000) as a charge to operations. We may be required to pay the consultant $50,000 after three months and an additional $50,000 after six months
- both payments contingent upon the Company receiving cumulative payments from the sales of the Collection totaling $150,000. The Company has the option of paying the additional compensation, if any, by issuing additional common stock to the consultant. If the target sales amounts are met, the Company will value the stock when earned and record an expense through operations. These additional amounts have not been earned todate. The Company recorded $13,000 in gains from the net sales of the collection.


     As a result of an agreement in May 2004 with two financial consultants advising us on corporate structure matters, the Company issued 343,137 shares of common stock to the consultants under the terms of the agreement and charged operations for the fair value of the stock issued ($17,157).

     We expect significant increases in future legal and accounting fees as the result of implementing our planned merger and acquisition strategy.


     Our net loss was ($316,000) for the nine months ending September 30, 2004, compared to net income of $37,000 for the same period of 2003.


     We will continue to introduce new products that will increase sales revenue and implement a strategy of creating or acquiring operational affiliates and/or subsidiaries that will use CD's in herbal medicines, waste-water remediation, pharmaceuticals, and foods. We also intend to pursue exclusive relationships with major CD manufacturer(s) and specialty CD labs to distribute their products. In 2002, we became the exclusive distributor in North America of the CD products manufactured by Cyclolab Research Laboratories in Budapest, Hungary.

     We will continue to utilize the CTD Website to emphasize the Company's unmatched knowledge of the emerging CD industry; in it we will be explaining more about how CTD's customers are using CD's and what evidence we have that major industries have focused on CD's because of their great commercial diversity. We will continue to identify new products and new uses for CD's. We intend to explore even closer ties with our European partner, Cyclolab; in 2005 management intends to aggressively pursue an even more formal relationship that may include ownership. We are also focusing on asset enhancement through merger and acquisition strategies.

Year  ended  December  31,  2003 and 2002

    Total  product  sales  for 2003  were
approximately $395,000, a 24% decrease over 2002 sales of $522,000. This change is certainly in large part due to the normal volatility of our sales;. Our major customers continue to buy products consistently. In 2002, 4 companies accounted for 75% of our business. In 2003, 3 companies accounted for 74% of our sales revenues; one company alone accounted for 43% of sales. These major companies continue to buy from us and they're continuing to buy more. This growing business from repeat customers occurred with the smaller volume customers as well. In 2003, more than 50% of the Company's customers either increased or maintained their purchase levels.

     Our gross profit margin of more than 88% remained consistently strong for 2003 compared to 84% for 2002.

Our SG&A expenses increased to $287,000 in 2003 from $240,000 in 2002 primarily as a result of the issuance of a stock bonus of $50,000 to the President/CEO and the one-time expenses of approximately $35,000 for PR/IR services, partially offset by further reductions in overhead.

     Total other expenses decreased to approximately $17,000 in 2003 compared to approximately $32,000 in 2002. This decrease due to our refinancing our mortgage during 2003 and reducing our interest expense. We also had a loss on equipment disposals in 2002 that did not reoccur in 2003.

     Based on our profitability for 2003 and 2002, we revaluated our valuation allowance on our deferred tax asset. Our deferred tax asset is based on our net operating loss carryforward. We determined that our valuation allowance should be reduced form 100% to 35%, resulting in an income tax benefit of $225,000 for 2003.

Year  ended  December  31,  2002 and 2001

    Total  product  sales  for 2002  were
$522,000, an 80% increase over 2001 sales of $289,000. This change is certainly in large part due to the normal volatility of our sales; however this group of large customers is growing. In 1999 and 2000 it was 3 or 4 customers accounting for 80% of our business; in 2002, six companies accounting for 80% of our business.

     During 2002, we further reduced our dependency on just two or three major customers by increasing sales to a few more significant customers. While the same six companies accounted for 70-80% of our total sales in both 2001 and 2002; four of them purchased a combined total of approximately $213,000 more product in 2002 while the other two's purchases remained fairly constant. This $213,000 increase accounted for more than 90% of our increase in sales in 2002. This growing business from repeat customers (43% from 2001-2002) occurred with the smaller volume customers as well. In 2002, 83% of the Company's customers either increased or maintained their purchase levels.

     Our gross profit margin of 84% remained consistently strong for 2002 compared to 88% for 2001. The slight decrease from the prior year is primarily due to fractionally smaller margins associated with larger quantities purchased.

     Our SG&A expenses decreased to approximately $231,000 in 2002 from approximately $279,000 in 2001 as a result of the elimination of the costs associated with the discontinued mushroom operations and controlling of overhead costs associated with consolidating all operations in one location.

     Total other expenses decreased slightly to approximately $32,000 in 2002 compared to approximately $33,000 in 2001. This slight improvement was primarily associated with a loss on the disposal of certain equipment related to the discontinued mushroom business of approximately $24,000; offset by an increase in investment income of approximately $14,000 due to our large cash reserves maintained throughout the year.

     As a result of these improvements in sales and reduction of SG&A expenses the company recognized net income of approximately $166,000 in 2002 compared to a net loss of approximately ($114,000) in 2001.

     In 2002, we became the exclusive distributor in North America of the CD products manufactured by Cyclolab Research Laboratories in Budapest, Hungary.

DESCRIPTION OF PROPERTY

     In 2000, the Company bought approximately 40 acres in Alachua County,Florida, for a purchase price of $210,000 which was paid for in part by a new first mortgage of $150,000. The property had been developed in part as a mushroom growing facility. The Company has discontinued mushroom growing operations, but continues to use the property as its corporate headquarters. Its present 6,000 sq.ft. facility is expected to be adequate to house the Company's operations for the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 14, 2003, the Company entered into a one-year EmploymentAgreement with C.E. Rick Strattan, the Company's president, with an annualsalary of $36,000 and $5,000 per month in restricted common shares of the Company based on 80% of the closing value of the Company's shares on the last day of the month in which the shares are awarded. No shares were awarded under the Employment Agreement in 2003. As of September 30, 2004, 502,318 shares have been awarded pursuant to the Employment Agreement. The term of Mr. Strattan's employment contract has been extended through December 31, 2005.

     Effective January 1, 2004, the Company entered into a one-year Employment Agreement with George L. Fails to serve as Operations Manager. Mr. Fails is compensated $1,900 monthly, plus $1,000 per month in restricted common shares of the Company, based on 80% of the closing value of the Company's shares on the last day of the month in which the shares are awarded. As of September 30, 2004, 100,464 shares have been awarded pursuant to the Employment Agreement.

     Mr. Strattan periodically advances the Company short-term loans and defersreceipt of salary. The Company owes the shareholder $79,967 at December 31,2003. The loan is unsecured, long-term, and interest accrues at 5%. Interest expense related to the loans totaled $9,127 and $11,263 for the years ended December 31, 2003 and 2002, respectively.

     Effective December 29, 2004, we sold 3,500,000 common shares to Aspatuck Holdings, Ltd. for a purchase price of $3,500 for cash. The share will be issued pursuant to Section 4(2) of the Securities Act of 1933 and will bear a restrictive legend. The Registrant has agreed to register the shares purchased.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      In October 1994, the Company's Class A common shares began trading on the OTC Bulletin Board and in the over-the-counter market "pink sheets" under the symbol CTDI. In 2000, CTDI split its common shares on a 2 for 1 basis, increasing the total number of issued shares from approximately 2.3 million to
4.6 million issued and outstanding. In conjunction with that restructuring, we changed the name of CTDI to CTD Holdings, Inc; CTDI was then incorporated as a Florida corporation and became a wholly owned subsidiary of CTD Holdings, Inc. Since the commencement of trading of the Company's securities, there has been an extremely limited market for its securities. The following table sets forth high and low bid quotations for the quarters indicated as reported by the OTC Bulletin Board.

                                     High               Low
2001          First Quarter        $ 0.141           $ 0.141
              Second Quarter       $ 0.15            $ 0.11
              Third Quarter        $ 0.15            $ 0.07
              Fourth Quarter       $ 0.11            $ 0.10
2002          First Quarter        $ 0.086           $ 0.086
              Second Quarter       $ 0.082           $ 0.076
              Third Quarter        $ 0.065           $ 0.065
              Fourth Quarter       $ 0.049           $ 0.047
2003          First Quarter        $ 0.070           $ 0.085
              Second Quarter       $ 0.050           $ 0.050
              Third Quarter        $ 0.050           $ 0.050
              Fourth Quarter       $ 0.730           $ 0.050
2004          First Quarter        $ 0.530           $ 0.025
              Second Quarter       $ 0.249           $ 0.229
              Third Quarter        $ 0.095           $ 0.086
              Fourth Quarter       $ 0.061           $ 0.057



     Over-the-counter  market quotations reflect  inter-dealer  prices,  without
retail  mark-up,   mark-down  or  commissions  and  may  not  represent   actual
transactions.

Holders

     As of December 1, 2003, the number of holders of record of shares of common stock, excluding the number of beneficial owners whose securities are held in street name was approximately 66.

Dividend Policy

     The Company will not pay any cash dividends on its common stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business. Thereafter, declaration of dividends will be determined by the Board of Directors in light of conditions then existing, including without limitation the Company's financial condition, capital requirements and business condition.

CHANGES IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND  FINANCIAL
     DISCLOSURE

     There have been no changes in accountants or disagreements with present accountants on financial disclosure.

                              FINANCIAL STATEMENTS


     The financial statements shown are for the years ended December 31, 2003, 2002 and 2001 (audited) and for the nine month periods ended September 30, 2004 and 2003 (unaudited).

                        [LETTERHEAD OF JAMES MOORE & CO.]
             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of CTD Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of CTD Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CTD Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

 /s/James Moore & Company

January 14, 2004 Gainesville, Florida

                               CTD HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 2003 and 2002


                                     ASSETS

                                         September 30              December 31
                                        ---------------   -------------------------------
                                            2004               2003                 2002
                                        (unaudited)
CURRENT ASSETS
 Cash and  cash equivalents          $   100,554         $     7,757            $   46,244
Certificate of Deposit                    40,200                 -                    -
 Accounts receivable                      30,245             134,022                36,282
 Inventory                                57,122              79,183                64,146
 Deferred tax asset                       25,000              25,000                  -
 Loan to shareholder                       2,516                 -                    -
                                     -----------        ------------           -----------
     Total current assets                255,637             245,962               146,672
                                     -----------       -------------           -----------

PROPERTY AND EQUIPMENT, NET              421,158             379,300               335,016
                                     -----------       -------------           -----------

 Intangibles, net                         13,278              14,476                 3,229
 Deferred tax asset                      200,000             200,000                   -
 Sports memorabilia collection           101,420                -                      -
 Other                                      -                   -                    4,854
                                     -----------       -------------           -----------
     Total other assets                  314,698             214,476                 8,083
                                     -----------       -------------           -----------
TOTAL ASSETS                         $   991,493         $   839,738               489,771
                                     =============     =============           =============

The accompanying notes to consolidated financial statements are an integral part of this statement.

                               CTD HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 2003 and 2002
                                   (Continued)


                                LIABILITIES AND STOCKHOLDERS' EQUITY

                                             September 30                    December 31
                                           ----------------    ---------------------------------
                                                 2004                  2003               2002
                                             (unaudited)
CURRENT LIABILITIES
Accounts payable and accrued expenses       $   21,164        $     45,791          $   23,195
Current portion of long-term debt               10,232               9,941               8,876
 Current portion of stockholder loan             20,000              20,000                 -
 Call option on sports memorabilia
   collection                                   205,000                 -                   -
                                             ----------       -------------         -----------
     Total current liabilities                  256,396              75,732              32,071
                                             ----------       -------------         -----------
LONG-TERM LIABILITIES
  Long-term debt, less current portion           153,443            161,003             152,513
  Due to stockholder, less current portion        32,934             59,967             108,900
                                               ---------      -------------          ----------
     Total long-term liabilities                 186,377            220,970             261,413
                                               ---------        -----------          ----------
  Common stock payable                            54,000                -                   -
                                              ----------      -------------          ----------

STOCKHOLDERS' EQUITY
 Class  A  common  stock,  par  value  $.0001  per  share,   100,000,000  shares
 authorized,  shares issued and  outstanding  6,484,984  shares at September 30,
 2004, 5,971,220 and 4,791,220 at December 31, 2003 and 2002,

 respectively                                       649                  580                 480
 Preferred stock, par value $.0001 per share,
 5,000,000 authorized; Series A, 1 share issued
 and outstanding                                     -                   -                   -
 Additional paid-in capital                   2,296,735            2,029,398            1,954,498
 Accumulated deficit                         (1,802,664)          (1,486,942)          (1,758,691)
                                             -----------       -------------          -----------
     Total stockholders' equity                 494,720              543,036             196,287
                                             -----------       -------------          -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $   991,493          $   839,738              489,771
                                            =============      =============          ===========

The accompanying notes to consolidated financial statements are an integral part of this statement.

                               CTD HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                  CTD HOLDINGS, INC.
                                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                      Nine Months Ended
                                                        September 30,                         December 31,
                                                  2004            2003             2003          2002          2001
                                                  -----------------------------   --------------------------------
                                                  (Unaudited)    (Unaudited)

PRODUCT SALES                                    $  387,545      $  225,545    $  394,532   $  522,372    $  289,425

COST OF PRODUCTS SOLD                                65,613          33,954        45,433       84,483        34,026
                                                 ----------      ----------     ---------    ---------     --------
GROSS PROFIT                                        321,932         191,591       349,099      437,889       255,399
                                                 ----------      ----------     ---------    ---------     --------
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSE                              343,517         141,494       286,724      240,536       279,110
                                                 ----------       --------      ---------    ---------     --------
SPORTS MEMORABILIA COLLECTION
  Gain on sales                                      12,714              -              -           -              -
  Other income (expenses)                          (309,250)             -              -           -              -
                                                 ----------       ---------      --------    --------      ---------
                                                   (296,536)             -              -           -              -
                                                 ----------       ---------      --------    --------      ---------
OTHER INCOME (EXPENSE)
  Investment and other income                        11,732           4,203         6,973       23,251         2,605
  Interest expense                                  (9,333)         (17,456)      (22,599)     (30,924)      (35,435)
  Loss on disposal of equipment                          -                -             -      (24,100)            -
                                                ----------       ---------      --------    --------      ---------
Total other income (expense)                         2,399          (13,253)      (15,626)     (31,773)      (32,830)
                                                ----------       ---------      --------    --------      ---------
INCOME BEFORE INCOME TAXES                        (315,722)           36,844       46,749      165,580       (56,541)

INCOME TAXES                                            -           -             225,000           -             -
                                                 ----------       ---------      --------    --------      ---------
NET INCOME (LOSS) FROM
  CONTINUING OPERATIONS                           (315,722)           36,844       271,749      165,580       (56,541)

Loss from discontinued operations                      -                  -             -           -        (37,228)
Impairment allowance on assets of
  discontinued operations                              -                  -            -           -         (20,113)
                                              ------------       -----------    ----------    --------     ---------
NET INCOME (LOSS)                            $    (315,722)      $    36,844    $  271,749    $165,580     $(113,882)
                                             ------------       -----------    ----------    --------     ---------
                                             ------------       -----------    ----------    --------     ---------

NET INCOME (LOSS) PER COMMON
 SHARE                                       $        0.05       $     0.01     $    0.05    $    0.03      $  (0.02)

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                      6,925,778         4,791,220      5,004,919  4,791,220     4,388,922

The accompanying notes to consolidated financial statements are an integral part of these statements.



                               CTD HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                              Additional                      Total
                                  Common Stock          Preferred Stock         Paid-In     Accumulated      Stockholders'
                               Shares  Par Value     Shares     Par Value       Capital       Deficit           Equity
                           -----------------------   ---------------------   ------------   --------------   ------------------
Balance, December 31, 2000   3,991,220  $    398      -       $     -       $  1,898,503    $  (1,810,389)    $     88,512

Shares issued for services     800,000        82      -             -             49,918               -            50,000

Shares issued for company
 expense by stockholder             -         -      -              -              6,077                -            6,077

Net loss                            -         -      -              -                 -           (113,882)       (113,882)

                            ----------    ------ --------       -----------    ----------      -----------       ---------
Balance, December 31, 2001   4,791,220       480      -              -          1,954,498      (1,924,271)          30,707

Net income                          -         -       -              -                  -         165,580          165,580

                            ----------    ------ --------       -----------    ----------      -----------       ---------
Balance, December 31, 2002   4,791,220       480      -              -          1,954,498      (1,758,691)         196,287

Shares issued for services   1,000,000       100      -              -             49,900                           50,000

Company expenses paid
 by stockholder                    -           -      -              -             25,000               -           25,000

Net income                         -           -      -              -                 -           271,749          271,749
                            ----------    ------ --------       -----------    ----------      -----------       ---------
Balance, December 31, 2003   5,791,220       580      -              -          2,029,398      (1,486,942)         543,036

Shares issued for
 services (unaudited)          100,000        10      -              -             39,990              -            40,000

Shares issued for
 acquisition of baseball
 memoralbilia
 collection (unaudited)      1,029,412       103      -              -            105,897              -           106,000

Shares issued for in
 conjuction with
 liquidation agreement
 of baseball memoralbilia
 collection (unaudited        250,627         25      -               -           100,225              -           100,250

Fair value of stock
  options issued in
  conjuction with
  liquidation agreement
  of baseball memoralbili
  collection (unaudited)          -            -      -               -             4,000               -            4,000

Exchange of common shares
 for preferred
 share (unaudited)         (1,029,412)       (103)    1               -               103               -                 -

Shares issued
 for services (unaudited)     343,137          34      -              -            17,122               -          17,156

Net loss (unaudited)               -            -      -              -               -         (315,722)       (315,722)
                            ----------  ---------  --------       -----------   -----------    -----------      ---------
Balance,
 September 30, 2004
 (unaudited)                 6,484,984  $      649       1        $        -    $2,296,735    $(1,802,664)     $  494,720
                            ==========  ==========  =======       ===========   ============  ============    ============

                                       F-5


                               CTD HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                            Nine Months Ended
                                                                                September 30,                  December 31,
                                                                          -------------------------  -----------------------------
                                                                              2004        2003        2003       2002       2001

                                                                          (Unaudited)   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                                         $(315,722)  $ 36,844    $ 271,749  $ 165,580 $ (113,882)
                                                                           ----------- ----------  ----------- ---------  ---------
Adjustments  to reconcile net income to net
 cash provided by (used in) operating
 activities:

  Depreciation and amortization                                               21,581     18,939       28,543     24,190     51,293
  Deferred income taxes                                                          -           -      (225,000)        -          -
  Loss on disposal of equipment                                                  -           -           -       24,100         -
  Bad debt expense                                                               -        4,854         4,854       -           -
  Valuation allowance                                                            -          -            -       12,907         -
  Stock issued for services                                                  157,406        -         50,000        -       50,000
  Stock issued by stockholder for company expense                                -          -            -          -        6,077
  Company expenses paid by stockholder                                           -          -         25,000        -           -
  Call option-sports memorabilia collection                                  205,000        -            -          -           -
  Fair value of stock options issued                                           4,000        -            -          -           -
  Cost of memorabilia collection sold                                          4,580        -            -          -           -
Increase or decrease in:
  Accounts receivable                                                        103,777     20,730      (97,741)   (18,575)   (17,035)
  Inventory                                                                    5,551    (10,678)     (15,037)   (32,181)    24,353
  Other current assets                                                           -         -              -       1,305      5,793
  Accounts payable and accrued expenses                                       (8,117)    14,166       22,596   (129,195)   (30,027)
  Common stock payable                                                        45,310          -            -         -          -
                                                                           ----------- ----------  ----------- ---------  ---------
  Total adjustments                                                          539,088     48,011     (206,785)  (117,449)    90,454
                                                                           ----------- ----------  ----------- ---------  ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                          223,366     84,855       64,964     48,131    (23,428)
                                                                           ----------- ----------  ----------- ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment and building improvements                            (53,551)   (54,927)     (54,716)   (17,877)    (9,295)
  Purchase of certificate of deposit                                         (40,200)        -            -         748         -
Purchase of intangibles                                                            -         -       (11,174)        -           -
  Other                                                                            -         -            -          -       9,687
                                                                           ----------- ----------  ----------- ---------  ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                          (93,751)   (54,927)     (65,890)   (17,129)       392
                                                                           ----------- ----------  ----------- ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds on long-term debt                                                        -      14,881          -        -             -
 Payments on long-term debt                                                   (7,269)     (7,666)     (8,628)    (8,199)   (18,031)
  Net payments on line of credit                                                   -          -           -     (19,631)    (5,561)
  Loans from (payments on) loan payable to stockholder                       (27,033)    (20,000)    (28,933)    13,005     38,128
  Proceeds from sale of equipment                                                  -         -             -     21,877          -
  Loan to Shareholder                                                         (3,500)        -             -        -            -
 Received from shareholder                                                       984         -             -       -             -
                                                                           ----------- ----------  ----------- ---------  ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          (36,818)    (12,785)    (37,561)     7,052     14,536
                                                                           ----------- ----------  ----------- ---------  ---------
NET INCREASE (DECREASE) IN
     CASH AND CASH EQUIVALENTS                                                92,797      17,143     (38,487)    38,054     (8,500)

CASH AND CASH EQUIVALENTS, beginning of period                                 7,757      46,244      46,244      8,190     16,690
                                                                           ----------- ----------  ----------- ---------  ---------
CASH AND CASH EQUIVALENTS, end of period                                  $  100,554   $  63,387     $ 7,757  $  46,244   $  8,190
                                                                           =========== ==========  =========== =========  =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest                                     $   6,967   $   9,777     $13,472  $  30,924  $  35,435
                                                                           =========== ==========  =========== =========  =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITY
Stock issued in acquisition of sports memorabilia collection               $ 106,000   $      -    $       -   $     -    $    -
Common stock issued in
 connection with  liquidation of sports memorabilia collection             $ 100,250   $      -    $       -   $     -    $    -
                                                                           =========== ==========  =========== =========  =========
Common stock issued for company expenses paid by stockholder               $     -     $      -    $       -   $     -    $  6,077
                                                                           =========== ==========  =========== =========  =========
Vehicle acquired with debt financing                                       $     -     $  14,881   $   14,881  $     -
                                                                           =========== ==========  =========== =========  =========
Common stock issued for services                                           $   57,157  $      -    $   50,000  $     -    $ 50,000
                                                                           =========== ==========  =========== =========  =========
Company expenses paid by shareholder                                       $     -     $      -    $   25,000  $     -
                                                                           =========== ==========  =========== =========  =========
 The  accompanying  notes to consolidated  financial  statements are an integral part of these statements.

                                       F-6

CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003, 2002 AND 2001

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The following is a summary of the more significant accounting policies of CTD Holdings, Inc. and Subsidiary (the Company) that affect the accompanying consolidated financial statements:

     (a) ORGANIZATION AND OPERATIONS - The Company was incorporated in August 1990, as a Florida corporation with operations beginning in July 1992. The
Company is engaged in the marketing and sale of cyclodextrins and related products to food, pharmaceutical and other industries. The Company also provides consulting services related to cyclodextrin technology.

     (b) BASIS OF PRESENTATION - The consolidated financial statements include the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated.

     (c) CASH AND CASH EQUIVALENTS - For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        (d) ACCOUNTS RECEIVABLE - Accounts receivable are stated at the amount management expects to collect from outstanding balances. Based on management's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

        (e) PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation on property and equipment is computed using primarily the straight-line method over the estimated useful lives of the assets, which range from three to forty years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically reviews its long-lived assets to determine if the carrying value of assets may not be recoverable. If an impairment is identified, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset.

     (f) INVENTORY - Inventory consists of cyclodextrin products purchased for resale and chemical complexes. Inventory is recorded at the lower of cost (first-in, first-out) or market.

     (g) INTANGIBLES - Intangible assets consist of loan costs and other intangibles recorded at cost. Intangible are amortized using the straight-line method over their respective estimated useful lives.

     (h) REVENUE RECOGNITION - Revenues are recognized when products are shipped.

     (i) ADVERTISING - Advertising costs are charged to operations when incurred.

     (j) START-UP COSTS - Start-up costs are expensed as incurred.

     (k) NET INCOME (LOSS) PER COMMON SHARE - Net income (loss) per common share is computed in accordance with the requirements of Statement of Financial Accounting Standards No. 128 (SFAS 128). SFAS 128 requires net income (loss) per share information to be computed using a simple weighted average of common shares outstanding during the periods presented.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003, 2002 AND 2001

     (l) RECLASSIFICATIONS - Certain amounts in the 2001 and 2002 financial statements have been reclassified for comparative purposes to conform with the 2003 presentation.

     (m) USE OF ESTIMATES - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     (n) INTERIM UNAUDITED FINANCIAL INFORMATION - The information presented herein as of September 30, 2004, and for the nine months ended September 30, 2004 and 2003, is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal required adjustments) considered necessary for a fair presentation have been included. Operating results for nine month periods ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report of Form 10-KSB for the year ended December 31, 2003.

(2) COMMITMENTS:

Rent expense under all operating leases was $6,345, $11,251 and $30,868 for 2003, 2002 and 2001, respectively.

(3) PROPERTY AND EQUIPMENT

Property and equipment as of consists of:

                                                                         December 31
                                                             2003                         2002
         Land                                          $    80,000              $        80,000
         Buildings and improvements                        211,606                      207,706
         Machinery and equipment                            84,704                       69,823
         Office furniture and equipment                     49,738                       53,411
                                                       ------------                   ---------
                                                           426,048                      410,940
         Less: accumulated depreciation                     97,564                       75,924
                                                       ------------                    --------
                                                           328,484                      335,016

            Construction in progress                        50,816                          -
                                                       ------------                   ---------

            Property and equipment, net                $   379,300              $       335,016
                                                       ============                  ==========

The carrying value of remaining idle long-lived assets related to a former mushroom farming operation was approximately $ 120,000 and $130,000 at December 31, 2003 and 2002, respectfully.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

(4) CONCENTRATIONS OF CREDIT RISK:

Significant concentrations of credit risk for all financial instruments owned by the Company, are as follows:

     (a) DEMAND DEPOSITS - The Company has demand deposits in a financial institution that are insured by the Federal Deposit Insurance Corporation up to

$100,000. At December 31, 2003 and 2002, the bank balance was $8,444 and $13,641, respectfully. The Company has no policy of requiring collateral or other security to support its deposits.

     (b) ACCOUNTS RECEIVABLE - The Company's accounts receivable consist of amounts due primarily from food and pharmaceutical companies located primarily in the United States and the United Kingdom. One major customer accounted for 90% and 83% of the accounts receivable balance at December 31, 2003 and 2002, respectfully. The Company has no policy requiring collateral or other security to support its accounts receivable.


(5) MAJOR CUSTOMERS AND SUPPLIERS:

Sales to three customers (Sigma Chemical Company, Dade Behring and AstraZeneca, Inc.) in 2003 represented approximately 74% of total sales. Sales to four customers (Ben Venue Laboratories, Sigma Chemical Company, Dade Behring and AstraZeneca, Inc.) in 2002 represented approximately 75% of total sales. Sales to two customers (Dade Behring and AstraZeneca, Inc.) in 2001 represented approximately 63% of total sales. Sales to five major customers were 73% of total sales for the nine months ended September 30, 2004. Sales to three major customers were 64% of total sales for the nine months ended September 30, 2003.

Substantially all 2004 inventory purchases were from one vendor. Purchases from two suppliers in 2003 represented approximately 80% of total costs of products sold. Purchases from four suppliers in 2002 represented approximately 69% of total costs of products sold. Purchases from two suppliers in 2001 represented approximately 24 % of total costs of products sold.

The Company has only one source for certain manufactured inventory. However, the Company has manufactured these products in the past and could do so again, if necessary. There are multiple sources for its other inventory products.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


(6) LONG-TERM DEBT:

Long-term debt consists of the following as of:

                                                                                                    December 31,
                                                                                                2003          2002
         Mortgage note payable to bank, payments of $1,263 due monthly including principal and interest at 5%, collateralized by land and buildings

          with a cost of $210,000                                                           $  157,796      $161,389

         Note  payable  to  financing  company,  payments  of $288 due  monthly, including  principal and interest,  at 6%,  collateralized  by vehicle
          with a cost of $14,881                                                                13,148          -
                                                                                              ----------     -------

         Total long-term debt                                                                   170,944      161,389

         Less current portion                                                                     9,941        8,876

                                                                                       -----------------      -------
   Long-term debt, less current portion                                                      $  161,003      $152,513
                                                                                      ==================     ========

Maturities on long-term debt as of December 31, 2003 over the next five years are as follows:

         Year ending

          December 31,                                      Amount
                 2004                                    $   9,941
                 2005                                       10,713
                 2006                                       11,294
                 2007                                       11,907
                 2008                                       10,504
                 2009     and thereafter                   116,585
                                                          ---------
                                                         $ 170,944
                                                          =========

(7) RELATED PARTY TRANSACTIONS:

The majority stockholder periodically advances the Company loans. The Company owes the stockholder $79,967 at December 31, 2003. The loan is unsecured and interest accrues at 5%. Interest expense related to the loan totaled $9,127, $11,263 and $8,652 for the years ended December 31, 2003, 2002 and 2001, respectively. Payments are $5,000 per quarter.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value to the extent practicable for financial instruments, which are recognized or unrecognized in the consolidated balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet account as of December 31, 2003:

                                                CARRYING            FAIR
                                                 AMOUNT             VALUE
                                               ----------         ---------
FINANCIAL ASSETS
  Cash and cash equivalents                   $   7,757          $   7,757
  Accounts receivable                           134,022            134,022
                                               ----------         ---------
         Total financial assets          $      141,779          $ 141,779
                                               ==========         =========
FINANCIAL LIABILITIES
  Accounts payable and accrued expenses       $  45,791         $   45,791
  Long-term debt                                170,944            170,944
  Due to stockholder                             79,967             79,967
                                               ----------         ---------
         Total financial liabilities          $ 296,702         $  296,702
                                               ==========         =========
The fair value of all financial instruments approximates carrying value due to the short-term maturity of the instruments.

(9) INCOME TAXES:

The Company follows the provisions of Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes." Differences between accounting rules and tax laws cause differences between the basis of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effect of these differences, to the extent they are temporary, is recorded as deferred tax assets and liabilities. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred assets and liabilities. Temporary differences which give rise to deferred tax assets and liabilities consist of net operating loss carryforwards, accelerated depreciation methods for income tax purposes and interest accrued to related parties but not for tax purposes until paid.

The  Company  has  available  at  December  31,  2003,   unused  operating  loss
carryforwards totaling approximately $ 1,483,000 that may be applied against future taxable income. If not used, the carryforwards will expire as follows:

           Year Ending

           December 31,                               Amount

        -----------------                       -----------------

             2009                               $     730,000
             2010                                     195,000
             2017                                     206,000
             2020                                     281,000
             2021                                      71,000
                                                -----------------
             Total                              $   1,483,000
                                                =================

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


If all of the operating loss carryforwards and temporary deductible differences were used, the Company would realize a deferred tax asset of approximately $ 350,000 based upon expected income tax rates. Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the deferred tax asset should be reduced by a valuation allowance if it is likely that all or a portion of it will not be realized. Realization depends on generating sufficient taxable income before the expiration of the loss carryforwards.

At December 31, 2002 and 2001, management determined that a 100% valuation allowance was appropriate. For 2003 and 2002, the Company realized net income and utilized approximately $260,000 of its net operating loss carryforward to offset its current income tax liabilities. Management expects to maintain continued profitability in the future and realize additional benefits of its net operation loss carryforwards. At December 31, 2003 Management determined that a reduction in the valuation allowance to 35% from 100% of the future tax benefit is appropriate. Accordingly, the Company has recognized a $225,000 deferred tax asset and the resulting income tax benefit in 2003 to reflect this change in estimate. Because of the inherent uncertainties in estimating the valuation allowance on the deferred tax asset, it is at least reasonably possible that the Company's estimated deferred tax asset will change in the near term and be material to the financial statements.

                                                                  2003                        2002            2001
                                                              -----------                 -----------       -----------
Current income tax expense                                    $   (17,000)              $  (53,000)            $    -

Tax benefit of temporary differences                                   -                     5,000              56,000

Tax benefit of operating loss carryforwards                        17,000                   48,000                  -

Effect of decrease (increase) in valuation allowance              225,000                        -             (56,000)

                                                              -----------               ------------           ---------
Total net tax benefit (expense)                               $   225,000               $       -             $     -
                                                              ===========               ============             ==========

The Company  recorded no income tax expense for the nine months  ended
September 30, 2004 due to its net loss for the periods. The Company increased its valuation allowance by an amount equal to its net operating loss for the interim period, resulting in no additional income tax benefit or increase in its deferred tax asset being recognized.

(10) SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

During  the  fourth  quarter  of 2003,  the  Company  determined  its  valuation allowance on its deferred tax asset resulting from net operating loss carryforwards to be lower than previously recorded and reduced the valuation allowance from 100% to 35%, resulting in an income tax benefit of $225,000 in the fourth quarter of 2003.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

(11) EMPLOYMENT AGREEMENTS

The Company has employment agreements with two employees for total monthly salaries of $4,900. In addition, the employees are issued the stock equivalent of $6,000 each month computed based on eighty percent of the average bid and ask price on the last day of the month for the Company's stock for the preceding month. The stock is subject to trading restrictions under Rule 144. Approximately 603,000 shares of common stock were due under these agreements at September 30, 2004.

Also in 2003, the Company issued 1,000,000 shares registered under Form S-8 to its President as a bonus. The stock was valued at $50,000 when awarded and was expensed.

(12) CONSULTING AGREEMENTS

The Company entered into an agreement with two financial consultants in May 2004. Upon amending the Articles of Incorporation for Series A Preferred Stock as described in Note 8, the Company issued 343,137 shares of common stock registered under Form S-8 to the consultants under terms of the agreement and charged expense for $17,157 the fair value of the stock when earned.

In March 2004, the Company entered into a one-year agreement with a consultant regarding construction and specialized concrete formulations and issued 100,000 shares of stock valued at $40,000 at the date of issuance, which the Company expensed in the first quarter of 2004. The stock was registered using Form S-8. The consultant is related to the president and majority shareholder of the Company.

The Company entered into a three-month agreement with a consultant regarding capital raising and strategic options. The agreement automatically renews for three-month successive terms unless canceled by either party with 30 days notice. The Company paid $15,000 upon entering the agreement and will pay $3,500 per month, for each month the contract is in force, which it expenses when paid. The Company is required to pay the consultant 7.5% of any capital raised and 5% of any other capital transaction resulting within two years of the introduction by the consultant.

In 2003, the Company engaged a consultant to perform services over a six month period. The majority stockholder (and President) transferred 500,000 shares of Company stock valued at $25,000 to the consultant on behalf of the Company. The consulting fee was expensed by the Company and a capital contribution by the stockholder.

(13) ACQUISITION OF SPORTS MEMORABILIA COLLECTION

In April, 2004, the Company finalized the acquisition of a sports memorabilia collection (Collection), from its President and major shareholder. The Collection was appraised at $400,000. The President was issued 1,029,412 shares of unregistered common stock of the Company for the Collection. The number of shares was determined using 70% of the appraised value ($280,000) divided by 80% of the average of the bid and ask price for the Company's stock on April 14, 2004. Since the acquisition of the Collection was from the Company's President and controlling shareholder, the Company recorded the Collection at $106,000,
which  is  the   acquisition   cost  basis  of  the  President  and  controlling
shareholder.

The Company records sales of the Collection as gains or losses from operations.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

Concurrent with the acquisition of the Collection, the Company entered into a one-year contract with a consultant to liquidate the Collection on a "best efforts" basis. The Company issued the consultant 250,627 shares of common stock registered on Form S-8 valued at $100,250 on the date the contract was executed. The Company expensed the $100,250 through operations in the accompanying statement of operations.

The consultant has the option to purchase the Collection at any time during the term of the agreement for $200,000 less any sale proceeds already paid to the Company. The Company computed the fair value of this call option using the Black-Scholes stock option pricing model. The following assumptions were made in estimating fair value: risk-free interest rate of 3.5%; no dividend yield; expected life of one year. The fair value calculated resulting from the issuance of this option was determined to be $205,000 at September 30, 2004, which is recorded as a liability in the accompanying balance sheet and charged operations in the accompanying statement of operations. The Company recalculates the fair value of the option at the end of each reporting period and recognize any change as through operations and adjust its liability accordingly.

The consultant was issued an option to acquire 100,000 shares of the Company's stock at $.50/share during the one-year term of the agreement. The Company follows SFAS 123 in accounting for stock options issued to nonemployees. The fair value of each option granted is estimated using the Black-Scholes stock option pricing model. The following assumptions were made in estimating fair value: risk-free interest rate of 3.5%; no dividend yield; expected life of one year; standard deviation of historical stock returns 44.03%. The fair value calculated resulting from the issuance of this option was determined to be $4,000, which was charged through operations in the accompanying statement of operations.

The Company may be required to pay the consultant $50,000 after three months and an additional $50,000 after six months - both payments contingent upon the Company receiving cumulative payments from the sales of the Collection totaling $150,000. The Company has the option of paying the additional compensation, if any, by issuing additional common stock to the consultant. The Company is required to register the stock, if issued. If the target sales amounts are met, the Company will value the stock when earned and record an expense through operations. As of September 30, 2004, the Company recorded gross receipts of approximately $17,000 from sales of the Collection.

The consultant is required to maintain adequate insurance and pay for any transportation costs. The consultant is to liquidate the Collection at prices not less than 75% of the values published in auction-house guidebooks and/or reputable trade publications and price guides. The consultant is also required to provide a detailed itemization of sales to the Company on a monthly basis.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

(14) CORPORATE CHANGES

The Company amended its Articles of Incorporation authorizing a class of "blank check" preferred stock consisting of 5,000,000 shares and creating a series of Series A Preferred Stock and set forth its designations, rights and preferences. The more significant right is the share votes together with the holders of the common stock on all matters submitted to a vote of our shareholders, with the share of Series A Preferred Stock being entitled to one vote more than one-half of all votes entitled to be cast by all holders of voting capital stock of CTD Holding on any matter submitted to common shareholders so as to ensure that the votes entitled to be cast by the holder of the Series A Preferred Stock are equal to at least a majority of the total of all votes entitled to be cast by the common shareholders. Each share of series A Preferred Stock has a liquidation preference of $.0001. The Company issued one share of the Series A Preferred Stock to its majority shareholder in exchange for 1,029,412 shares of common stock held by the majority stockholder, surrendered to the Company and canceled. See note 13.

(15) DISCONTINUATION OF MUSHROOM FARMING OPERATIONS:

During the first quarter of 2001, the Company discontinued its mushroom growing operation. The fair values of the long-lived assets related to the mushroom farming operations were evaluated based on an estimate of discounted cash flow analysis or recent sales information of similar assets. As of December 31, 2001, the Company determined there was no impairment of land, property or equipment related to the mushroom farming operations. However, the Company determined there was an impairment in the carrying value of goodwill and other intangible assets related to the mushroom farming operations. Therefore, the Company recorded an impairment expense of $20,113 during 2001.

(16) SUBSEQUENT EVENT (Unaudited)

On December 28, 2004, the Company issued 3,500,000 shares of its common stock for $3,500 to a financial consultant. The Company will record an expense for the $206,500 difference between the amount paid and the fair value of the stock issued. The Company has agreed to register the stock by filing a registration statement by June 19, 2005, with an effective date no later than August 19, 2005. If the registration is not filed and effective by the dates indicated, the Company is required to issue an additional 175,000 shares of common stock for each month or part thereof until the registration statement is filed or becomes effective. The Company is currently in the process of preparing its registration statement to be filed.

                               CTD HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002


PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS
         --------------------------------------------------------

Item 13. Other Expenses of Issuance and Distriubtion

     SEC registration fee...................................$     82.35
     Fees and expenses of counsel.................. ........  25,000.00
     Fees and expenses of accountants.......................  15,000.00
     Miscellaneous..........................................   3,000.00
          Total.............................................$ 43,082.35


Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act ("Section 607.0850") permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. Section
607.0850 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, tissue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. Section 607.0850 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES



                                  Number Common                    Per Share
       Name                      Shares Purchased        Date        Price


   C.E. Rick Strattan             1,029,412           04-28-04            **
   Aspatuck Holdings, Ltd.        3,500,000           12-29-04        $3,500
   C.E. Rick Strattan               809,611           02-02-05           ***
   George L. Fails                  161,922           02-02-05          ****


All transactions were made pursuant to Section 4(2) of the 1933 Act.

** Shares given in exchange for sports card and memorabilia collection. Said shares have subsequently been transferred to the Registrant.

*** Issued in connection with employment agreement. Valued at $5,000 per month in restricted common shares of the Company based on the closing value of the Company's shares on the last day of the month in which the shares are awarded.

**** Issued in connection with employment agreement. Valued at $1,000 per month in restricted common shares of the Company, based on 80% of the closing value of the Company's shares on the last day of the month in which the shares are awarded.

Item 16. EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit No.                         Exhibit Name

(a) Exhibits

                                                                 Page

   (1) Underwriting Agreement                                    None

   (2)  Plan of acquisition, reorganization, arrangement,
        liquidation, or succession                               None

   (3) (i) Articles of incorporation

   (3.1) Certificates of Amendment to the Articles of Incorporation filed November 18, 1993 and September 24, 1993.*

   (3.2) Certificates of Amendment to the Articles of Incorporation filed September 27, 2004 ++++

   (3.3) (ii) By-laws*                                            None

   (4)  Instruments defining the rights of security holders,
        including indentures                                      None

   (5)  Opinion re legality                                         x

   (8)  Opinion re tax matters                                    None

   (9)  Voting trust agreement                                    None
   (10)  Material Contracts
   (10.1) Agreement of Shareholders dated November 11, 1993 by and among C.E. Rick Strattan, Garrison Enterprises,
                Inc. and the Company. *

   (10.2)  Lease Agreement dated July 7, 1994**.

   (10.3) Consulting Agreement dated July 29, 1994 between the Company and Yellen Associates. *

   (10.4) License Agreement dated December 20, 1994 between the Company and Herbe Wirkstoffe GmbH. *

   (10.5)  Joint Venture Agreement between the Company and
           Ocumed, Inc. dated May 1, 1995, incorporated by reference to the Company's Form 10-QSB for the quarter ended June 30, 1995.**

   (10.6)  Extension of Agreement between the Company and Herbe
           Wirkstoffe GmbH.***

   (10.7)  Lease Extension+

   (10.8)  Loan Agreement with John Lindsay+

   (10.9)  Small Potatoes Contract+

   (10.10) Employment Agreement with C.E. Rick Strattan dated
                 May 30, 2001++

   (10.11) Employment Agreement of C.E. Rick Strattan dated
                 October 14, 2003+++

   (10.12) Employment Agreement of George L. Fails dated
                 October 14, 2003****

   (11)  Statement re: computation of per share earnings    Note 2 to
                                                            Financial Statements

    (12)  Statements re computation of ratios                    None

    (13) Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders None

    (15)  Letter re unaudited interim financial information      None

    (16)  Letter re change in certifying accountant ***

    (21)  Subsidiaries of the registrant                         None

    (23)  Consents of experts and counsel                          x

    (24)  Power of attorney                                        x

    (25)  Statement of eligibility of trustee                    None

    (26)  Invitations for competitive bids                       None

    (99)  Additional Exhibits                                    None


    * Incorporated by reference to the Company's Form 10-SB filed with the Securities and Exchange Commission on February 1, 1994.

    ** Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 29, 1997.

    *** Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2000.

   **** Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004.

    + Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2001.

    ++ Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on April 1, 2002.

    +++ Incorporated by reference to Form S-8 filed December 1, 2003.

    ++++ Incorporated by reference to the Company's Form S-1 filed with the Securities and Exchange Commission on January 6, 2005.

     X  Filed herewith

Item 17. UNDERTAKINGS

     The Company undertakes in connection with Rule 415 of the Securities Act of 1933 to file during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus as required by Section 10(a)(3) of the Securities Act of 1933 and to reflect in a post-effective amendment any material changes that may effect this registration statement subsequently, including the naming of its underwriters in connection with at the market offerings.

     The Company also undertakes notwithstanding the foregoing, any increase or decrease in volume of securities offered(if the total dollar value of securities would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range to reflect in the prospectus as filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     The Company also undertakes for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     The Company further undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     If in the future the Company decides to offer the securities to existing security holders under warrants and rights and if any securities are reoffered to the public and/or underwriters with modification, the Company will also undertake to file a post-effective amendment.

     If the offering is to be done in the future with competitive bidding, the Company will use its best efforts to distribute to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus as contained in the registration statement, together with any supplements and file an amendment to the registration statement reflecting the result of the bidding, the terms of the reoffering and related matters, unless we decide that there will be no further public offering of such securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 1 to Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of High Springs, in the State of Florida.

CTD Holdings, Inc.


By:    /s/ C.E. Rick Strattan
     -------------------------------
     C.E. Rick Strattan, C.E.O., President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement was signed by the following persons in the capacity and on the date stated:

/S/ C.E. Rick Strattan
----------------------
President and Director

Dated:  February 7, 2005


/s/ George L. Fails
----------------------
Director

Dated:  February 7, 2005


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C.E. Rick Strattan his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering which this registration statement relates) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature                          Title                            Date

/s/ C.E. RICK STRATTAN          President, C.E.O.       Dated:  February 7, 2005
----------------------          Director
C.E. RICK STRATTAN


/s/ GEORGE L. FAILS             Director                Dated:  February 7, 2005
---------------------------
GEORGE L. FAILS